Exhibit 99.1

CorMedix Presents Data from Neutrolin® Post Marketing Surveillance Study At Two Medical Conferences

BEDMINSTER, N.J., April 23, 2015 /PRNewswire/ -- CorMedix Inc. (NYSE MKT: CRMD), a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of cardiac, renal and infectious diseases, today announced presentations on Neutrolin® post marketing surveillance data at the 9th Congress of Vascular Access Society in Barcelona and the National Kidney Foundation Spring Clinical Meeting in Dallas.

The Neutrolin Usage Monitoring Program is a post-approval surveillance program conducted in Germany in more than 10 dialysis centers that monitors the routine use of Neutrolin, a novel catheter lock solution, in hemodialysis patients with tunneled central venous catheters (CVC). The Program measures the number of catheter related bloodstream infections (CRBSI) and the number of pre-mature CVC removals due to infection and/or thrombosis. The secondary outcome measure is biofilm formation in CVCs. Additional outcome measures include economic effects derived from using Neutrolin and effectiveness in the high risk groups (e.g. diabetic patients).

"The data from the Neutrolin Usage Monitoring Program is promising, and further supports the clinical need for treatments to reduce the number of catheter related bloodstream infections and thrombosis," said Randy Milby, CEO of CorMedix. "We believe this data de-risks the upcoming U.S. Phase 3 clinical study, and the FDA Fast Track and QIDP designations confirm the urgency to treat these serious and sometimes life-threatening infections."

In 105 patients, the results to-date includes two infections and one thrombosis in 17,106 hemodialysis catheter-days. The Neutrolin Usage Monitoring Program results can be calculated as 0.12 infections per 1,000 catheter days (versus benchmark of 3.5 per 1,000 catheter days)¹ and 0.06 thrombosis per 1,000 catheter days (versus benchmark 2-3 per 1,000 catheter days)².

The presentation title: Neutrolin, A Catheter Lock Solution (CLS) with No Reported Human Resistance, Significantly Reduces the Rates of Infection and Thrombosis in Hemodialysis Patients Enrolled in a Post-Approval Surveillance Study, was presented at:

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9th Congress of Vascular Access Society on April 17, 2015 by Dr. Markus Hollenbeck, Professor of Medicine, Nephrology, Rheumatology and Intensive Care Medicine at Knappschaftskrankenhaus Bottrop, Germany. "Developing data that supports the safety and efficacy of a solution like Neutrolin, which both common and resistant species of bacteria and fungi are sensitive to is an important task," said Dr. Hollenbeck. "We look forward to presenting additional data from the monitoring program."

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National Kidney Foundation 2015 Spring Clinical Meeting on March 28, 2015 by Dr. Christoph Wanner, MD, Professor of Medicine, Head of Renal Division, University Hospital Wurzburg, Wurzburg, Germany. "This initial surveillance data is very encouraging, and we look forward to continuing to analyze the additional patient data in this effort to develop the optimum catheter lock solution, and address a critical medical need in the hemodialysis, oncology, and intensive care communities," said Dr. Wanner.

A third abstract with updated information will be presented in London at the 52nd Congress of the European Renal Associations, a prestigious international nephrology congress, May 28 – May 31, 2015.

About Neutrolin®

Neutrolin is a novel formulation of taurolidine, citrate and heparin 1000 u/ml that provides a combination preventative solution, decreases the triple threat of infection, thrombosis and biofilm to keep catheters operating safely and efficiently by optimizing catheter blood flow while minimizing infections and biofilm formation for oncology, hemodialysis, and intensive care patients. Neutrolin has CE mark approval for use in the European Union and was recently approved to enter a Phase 3 program in the United States. The U.S. Food and Drug Administration (FDA) has designated Neutrolin as a Qualified Infectious Disease Product (QIDP), which provides an additional five years of market exclusivity in addition to the five years granted for a New Chemical Entity under Hatch-Waxman patent exclusivity.

About CorMedix Inc.

CorMedix Inc. is a commercial-stage pharmaceutical company that seeks to in-license, develop and commercialize therapeutic products for the prevention and treatment of cardiac, renal and infectious diseases. CorMedix's first commercial product in Europe is Neutrolin®, a catheter lock solution for the prevention of catheter related bloodstream infections and maintenance of catheter patency in tunneled, cuffed, central venous catheters used for vascular access in hemodialysis patients, in addition to oncology patients, critical care patients including neonates, and patients receiving total parenteral nutrition, IV hydration, and/or IV medications. Plans are in progress to expand commercial distribution into the United States, Asia, the Middle East, South America and Africa upon appropriate regulatory approval. For more information, visit www.cormedix.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management's expectations, beliefs, goals, plans or CorMedix's prospects, future financial position, financing plans, including with respect to the filing of the Company's Form 10-K and registration statement, should be considered forward-looking. Risks applicable to CorMedix are described in greater detail in CorMedix's filings with the SEC, copies of which are available free of charge at the SEC's website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

1.  Katneni R, Hedayati SS. Central venous catheter-related bacteremia in chronic hemodialysis patients: epidemiology and evidence-based management.  Nat. Clin Pract Nephrol. 2007 May; 3(5):256-66. Review. PubMed PMID: 17457359

2.  Boersma RS, Jie KS, Verbon A, van Pampus EC, Schouten HC. Ann Oncol. 2008 Mar; 19(3): 433-42. Epub 2007 Oct 24. Review. PubMed PMID: 17962211

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